For Immediate Release

For more information contact:

Madeline Eby

Ephrata National Bank

(717) 721-5235

Ephrata National Bank Announces the Appointment Jose R. Lopez to its Board of Directors

EPHRATA PA, 2025 — Ephrata National Bank (ENB) is pleased to announce the appointment of Jose R. Lopez to its Board of Directors.

In this role, Lopez will contribute his extensive experience in banking, community development and leadership to help guide the bank's strategic direction and continued growth.

Lopez brings a wealth of experience to the ENB Board, with a distinguished banking and community service career. Most recently, he served as President and CEO of the Spanish American Civic Association (SACA) and SACA Development Corporation, overseeing the organization's leadership transition following the retirement of its Founder and CEO in 2023. Prior to his work at SACA, Lopez held key leadership positions, including Vice President, Senior Vice President and Chief Appraiser at BB&T, Susquehanna Bank and Pacific Mercantile Bank. He has earned the MAI, ASA, and AI-GRS professional appraisal and valuation designations, further underscoring his expertise.

We are excited to welcome Jose to our Board of Directors,” says Jeffrey Stauffer, President, CEO, and Chairman of Ephrata National Bank. “His extensive background in banking, leadership, and community development, along with his deep ties to the Lancaster area, will be invaluable as we continue to grow and strengthen our services. Jose’s strategic insights and commitment to the community align perfectly with our values, and we look forward to his contributions to our board.”

Lopez has a deep connection to the local community, having grown up in Lancaster, Pennsylvania, in the neighborhood where SACA operates. He has also served in leadership roles for various nonprofit and community organizations in Pennsylvania, Florida and California. His commitment to strengthening communities is reflected in his founding membership of Integro Bank in Phoenix, Arizona, which focuses on small business development and job creation.

A U.S. Army Veteran, Lopez also previously served on the Southcentral PA Regional Board for First Citizens Community Bank, further emphasizing his dedication to serving the financial sector and local communities.

ENB is confident that Lopez’s leadership and strategic insights will be an asset to the Board as the bank continues its mission to serve customers and support community growth.

For more information about Ephrata National Bank, visit www.epnb.com.

About Ephrata National Bank

Ephrata National Bank is an independent community bank with $2 Billion in assets and 13 full-service locations in Lancaster, Berks, and Lebanon Counties.

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